UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2013

Federal-Mogul Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34029	20-8350090
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26555 Northwestern Highway, Southfield, Michigan	48033
(Address of principal executive offices)	(Zip Code)

(248) 354-7700

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 23, 2013, the Board of Directors of Federal-Mogul Corporation (the “Company”) accepted the resignation of Michael Broderick as Co-Chief Executive Officer of the Company and Chief Executive Officer, Vehicle Components Segment, effectively immediately. The Company expects to enter into a separation agreement with Mr. Broderick in connection with his resignation.

Kevin P. Freeland will become the Company’s Co-Chief Executive Officer and Chief Executive Officer, Vehicle Components Segment and will join the Company’s Board of Directors, effective June 17, 2013. In connection with Mr. Freeland’s appointment as Co-Chief Executive Officer and Chief Executive Officer, Vehicle Components Segment, the Company entered into an Employment Agreement with Mr. Freeland (the “Employment Agreement”). The Employment Agreement provides for (i) an annual base salary of $600,000, (ii) a target bonus opportunity of 100% of his base salary under the Company’s Management Incentive Plan (the “MIP”) based on performance metrics to be approved by the Board of Directors, with a maximum bonus opportunity under the MIP of 200% of his base salary (which shall be no less than $250,000 with respect to his pro-rated fiscal 2013 bonus only), and (iii) an economic value added award (the “EVA Award”) that gives him an opportunity to receive the equivalent of 7% of the economic profit (as defined) of the Vehicle Components Segment for the period beginning July 1, 2013 and ending December 31, 2017 if he remains employed throughout that period. In the event of a qualifying sale or offering involving the Vehicle Components Segment and occurring before December 31, 2017 (a “Designated Transaction”), Mr. Freeland may irrevocably elect to convert the EVA Award into an “Equity Award” intended to give him the economic equivalent of 4% of the amount (subject to certain adjustments) by which the Designated Transaction proceeds exceed a base amount determined by reference to the Vehicle Components Segment’s average net asset value over a measurement period. Irrespective of whether Mr. Freeland elects to convert his EVA Award into an Equity Award, any payment due with respect to such award may be made by the Company through the delivery of cash or publicly-traded securities of the Vehicle Components Segment or a combination thereof, at the option of the Company. The term of the Employment Agreement is June 17, 2013 through March 31, 2018. If, prior to March 31, 2018, Mr. Freeland is terminated by the Company without “cause” or by Mr. Freeland for “good reason” (as each of those terms is defined in the Employment Agreement”), Mr. Freeland is entitled to a lump sum payment equal to the lesser of (i) one year’s base salary or (ii) base salary for the remainder of the term of the Employment Agreement. In addition, upon a termination for “good reason” due solely to the Company’s failure to obtain stockholder approval on or before the 2014 Annual Meeting of Stockholders of an amendment to the Federal-Mogul Corporation 2010 Stock Incentive Plan to accommodate the full potential value of the EVA Award, Mr. Freeland would be eligible to receive an additional lump sum payment of $1,000,000. Mr. Freeland has also agreed to a non-competition provision for a period that lasts for one year from the last day of his employment or, if shorter, the length of time between his date of termination of employment and March 31, 2018, which non-competition period may be extended by the Company for an additional one-year period under the conditions set forth in the Employment Agreement and subject to providing Mr. Freeland an additional one year’s base salary during such extension.

Mr. Freeland, age 55, previously served as Chief Operating Officer of Advance Auto Parts, Inc., an automotive aftermarket retailer of parts, accessories, batteries, and maintenance items, a position he held since 2009. Mr. Freeland also served as Executive Vice President, Merchandising, Supply Chain and Information Technology of Advance Auto Parts, Inc. from 2008 to 2009. Prior to that, Mr. Freeland was President and Founder of Optimal Advantage, a boutique consulting firm, from 2004 until 2008. From 1995 through 2003, Mr. Freeland held various positions at Best Buy Co., Inc., including as President of Best Buy’s Musicland Division.

There are no arrangements or understandings between Mr. Freeland and any other persons pursuant to which he was appointed as the Co-Chief Executive Officer of the Company and Chief Executive Officer, Vehicle Components Segment. There are no family relationships between Mr. Freeland and any director, executive officer, or any person nominated or chosen by the Company to become a director or executive officer. No information is required to be disclosed with respect to Mr. Freeland, pursuant to Item 404(a) of Regulation S-K.

A press release announcing Mr. Freeland’s appointment is filed as Exhibit 99.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Exhibit Description

99.1	Press release, dated May 29, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Federal-Mogul Corporation
(Registrant)

Date: May 30, 2013		/s/ Brett D. Pynnonen
	By:	Brett D. Pynnonen
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Exhibit Description

99.1	Press release, dated May 29, 2013